Exhibit 4.5

DESCRIPTION OF OUR SECURITIES

The following is a description of the capital stock of OmniAb, Inc. (“we,” “us,” and “our”) and certain provisions of our certificate of incorporation and bylaws and the General Corporation Law of the State of Delaware (the “DGCL”), as well as the terms of our Warrants (as defined below). This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation; bylaws; the Warrant Agreement, dated as August 9, 2022, between us and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, as amended by the Assignment, Assumption and Amendment Agreement, dated as of November 1, 2022, among us, Continental and Computershare Trust Company, N.A. (collectively, the “Warrant Agreement”); the Merger Agreement, dated as of March 23, 2022 (the “Merger Agreement”), among us, Ligand Pharmaceuticals Incorporated (“Ligand”), OmniAb Operations, Inc. (at such time a wholly owned subsidiary of Ligand, “OmniAb Operations”) and Orwell Merger Sub Inc.; the Amended and Restated Registration and Stockholder Rights Agreement, dated November 1, 2022, by and among us, Avista Acquisition LP II (the “Sponsor”), the other parties listed therein as Existing Holders (such parties, together with the Sponsor, the “Existing Holders”), and the other parties listed therein as New Holders (the “A&R Registration Rights Agreement”); and the Sponsor Insider Agreement, dated as of March 23, 2022, among us, OmniAb Operations and the other parties named therein (the “Sponsor Insider Agreement”); each of which has been publicly filed with the Securities and Exchange Commission (the “SEC”), as well as the relevant provisions of the DGCL. We encourage you to read the certificate of incorporation, bylaws, Warrant Agreement, Merger Agreement, A&R Registration Rights Agreement and Sponsor Insider Agreement for additional information.
General
As of December 31, 2022, our authorized capital stock consisted of 1,000,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 100,000,000 shares of preferred stock, par value $0.0001. As of December 31, 2022, we had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Common Stock and warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50. In connection with our initial public offering (the “IPO”), we issued units, each unit consisting in part of one-third of one of our warrants (the “Public Warrants”). In connection with the IPO and the later merger (the “Merger”) pursuant to the Merger Agreement, we issued private placement warrants originally to the Sponsor (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”). We have no shares of preferred stock issued and outstanding. The following summary describes the material provisions of our capital stock.
Common Stock
Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect. Subject to supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter.
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our Common Stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors (the “Board”) out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of our Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Registration Rights
Pursuant to the A&R Registration Rights Agreement, we agreed, among other things, to register for public resale pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of our Common Stock and other securities from time to time as permitted by Rule 415 under the Securities Act, and to provide certain equityholders with customary registration rights. In addition, the holders have certain customary “piggy back” registration rights with respect to registration statements.

Transfer Restrictions
Transfer Restrictions Applicable to Founder Shares
The A&R Registration Rights Agreement provides for certain restrictions on transfer with respect to our securities, including shares of Common Stock issued to the Existing Holders in private placements in connection with the IPO (the “Founder Shares”), including 1,293,299 earnout shares of Common Stock that may become tradeable upon the achievement of certain stock price-based vesting conditions in accordance with the terms of the Sponsor Insider Agreement (the “Sponsor Earnout Shares”). Such restrictions prohibit any transfer of the Founder Shares except under limited circumstances and to certain permitted transferees (as set forth in the A&R Registration Rights Agreement). The restrictions end with respect to the Founder Shares, at the earliest of (A) November 1, 2024 and (B) the first date on which (x) the last reported sale price of a share of Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after November 1, 2022 or (y) we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
Earnout Shares
Pursuant to the Merger Agreement and our bylaws, 14,999,243 earnout shares of Common Stock that may become tradeable upon the achievement of certain stock price-based vesting conditions in accordance with the terms of the Merger Agreement that were issued in connection with the Merger (the “Earnout Shares”) may not be transferred until the applicable vesting condition has occurred. Pursuant to the Sponsor Insider Agreement, the Sponsor Earnout Shares may not be transferred, subject to certain limited exceptions, until the applicable vesting condition has occurred. Fifty percent of each of the Earnout Shares and the Sponsor Earnout Shares will vest on the date on which the volume-weighted average price (“VWAP”) equals or exceeds $12.50 on any 20 trading days in any 30 consecutive trading-day period, and all remaining Earnout Shares and Sponsor Earnout Shares will vest on the date on which the VWAP equals or exceeds $15.00 on any 20 trading days in any 30 consecutive trading-day period, in each case provided such vesting occurs during the five-year period following the closing of the Merger (which occurred on November 1, 2022, the “Closing”), provided, that in the event of a Change of Control (as defined in the Merger Agreement) during the five-year period following the Closing pursuant to which we or any of our stockholders have the right to receive, directly or indirectly, cash, securities or other property attributing a value of at least $12.50 (with respect to 50% of the Earnout Shares or Sponsor Earnout Shares, as applicable) or $15.00 (with respect to all Earnout Shares or Sponsor Earnout Shares, as applicable) per share of Common Stock, in the case of the Sponsor Earnout Shares, as agreed in good faith by the Sponsor and our Board, and, in the case of the Earnout Shares, such Change of Control has been approved by a majority of the independent directors of our Board, then such Earnout Shares or Sponsor Earnout Shares, as applicable, shall be deemed to have vested immediately prior to such Change of Control. Earnout Shares and Sponsor Earnout Shares are issued and outstanding and will be automatically forfeited for no consideration if an applicable vesting condition has not occurred with respect to such Earnout Shares or Sponsor Earnout Shares by and including November 1, 2027.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed herein, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. Consequently, only a whole Public Warrant may be exercised at a given time by a warrant holder. The Public Warrants will expire on November 1, 2027 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying such warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless the Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
We filed with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants, as well as the Private Placement Warrants, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to such shares until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if shares of Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. During any period when we will have failed to maintain an effective registration statement covering the shares of Common Stock issuable upon exercise of Warrants, warrant holders may exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will continue to be obligated to use commercially reasonable efforts to maintain an effective registration statement and current prospectus relating to the shares issuable upon exercise of the Warrants until all of the Warrants have been exercised or have expired.
Redemption of Warrants
We may redeem outstanding Public Warrants:

    in whole and not in part;
    at a price of $0.01 per Warrant;
    upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
    if, and only if, the closing price of shares of Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of such warrant as described under the heading “-Warrants-Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.
We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of such Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of such warrant as described under the heading “-Warrants-Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.
No fractional shares of Common Stock will be issued upon Warrant exercise. If, upon Warrant exercise, a Warrant holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than shares of Common Stock pursuant to the Warrant Agreement, such warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than shares of Common Stock, we will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of such Warrants.
A Warrant holder may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in shares of Common Stock, or by a sub-division of shares of Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all or substantially all holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Common Stock on account of such shares (or other securities into which the Public Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of such Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
The Public Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of such warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the descriptions of the terms of such warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) making any amendments that are necessary in the good faith determination of our Board to allow for such Warrants to continue to be classified as equity in our financial statements; provided that no such amendment shall increase the Warrant exercise price, shorten the Warrant exercise period or, in the aggregate, materially affect the legal rights of registered holders of the then-outstanding Public Warrants under the Warrant Agreement, (iii) removing or reducing our ability to redeem the Warrants or (iv) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the warrant holders, provided that in the case of this clause (iv) the approval by the registered holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the legal rights of such holders under the Warrant Agreement. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a warrant holder if the holders of at least 50% of the then-outstanding Public Warrants approve of such amendment and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, 50% of the number of the then outstanding Private Placement Warrants; provided that the Warrant Agreement may be amended with the vote or written consent of holders of at least 50% of the then outstanding Private Placement Warrants without the consent of any other holder to provide that the Private Placement Warrants (a) will remain Private Placement Warrants, as applicable, when transferred to any party, including parties that are not permitted transferees, or (b) have the same terms as the Public Warrants, subject to any applicable contractual restrictions or securities law restrictions. You should review a copy of the Warrant Agreement for a complete description of the terms and conditions applicable to the Warrants.

The Warrants are issued in registered form under the Warrant Agreement. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock or any voting rights until they exercise the Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against us rising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act, but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Each Private Placement Warrant entitles the holder to purchase one share of Common Stock at $11.50 per share. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, except that the Sponsor and its permitted transferees are entitled to registration rights in respect of the Private Placement Warrants. The Private Placement Warrants are redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants described above.
Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Some provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Undesignated Preferred Stock
The ability of our Board, without action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by the Board could impede the success of any attempt to change our control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.
Stockholder Meetings
Our certificate of incorporation provides that a special meeting of stockholders may be called only by our Board or chair of the Board, chief executive officer or president.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our bylaws establish advance notice procedures with respect to shareholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.
Elimination of Stockholder Action by Written Consent
Our certificate of incorporation expressly eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of stockholders.
Staggered Board of Directors
Our certificate of incorporation provides that our Board is divided into three classes. The directors in each class will serve for a three-year term, with one class being elected each year by our stockholders. This system of electing directors may tend to discourage a third party from attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our certificate of incorporation provides that no member of our Board may be removed from office except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.
Stockholders Not Entitled to Cumulative Voting
Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common Stock who are entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-takeover Statute
We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board.
Choice of Forum
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware (or, in the event the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty by any of our directors, officers or stockholders to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws (as each may be amended from time to time); or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. The provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. However, we note that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in any security of us will be deemed to have notice of and to have consented to these choice of forum provisions.
Amendment of Charter Provisions
The provisions of Delaware law, our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that the affirmative vote of the holders of at least two-thirds of the total voting power of our outstanding shares entitled to vote thereon, voting as a single class, is required to amend certain provisions relating to the issuance of preferred stock, the number, term, classification, removal and filling of vacancies with respect to our Board, the advance notice to be given for nominations for elections of directors, the calling of special meetings of stockholders, stockholder action by written consent, forum selection, the ability to amend the bylaws, the elimination of liability of directors and officers to the extent permitted by Delaware law, director and officer indemnification and any provision relating to the amendment of any of these provisions.
Amendment of Bylaws
Our certificate of incorporation and bylaws provide that our bylaws may only be amended by the Board or by the affirmative vote of holders of at least two-thirds of the total voting power of our outstanding shares entitled to vote thereon, voting as a single class. Additionally, the certificate of incorporation provides that our bylaws may be adopted, amended, altered or repealed by our Board.
Transfer Agent and Registrar and Warrant Agent
The transfer agent and registrar for our Common Stock and the warrant agent for our Warrants is Computershare Trust Company, N.A. Computershare’s address is 150 Royall Street, Canton, Massachusetts 02021.
The Nasdaq Stock Market Listing
Our Common Stock is listed on the Nasdaq Global Market under the symbol “OABI,” and our Warrants are listed on the Nasdaq Capital Market under the symbol “OABIW.”